SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ----------------

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. _)*


                            Pacer International, Inc.
                                (Name of Issuer)

                     Common Stock, $.01 par value per share
                         (Title of Class of Securities)

                                    69373H106
                                 (CUSIP Number)

                                   May 7, 2007
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)

-----------

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G                                                      PAGE 2 of 10

CUSIP No. 69373H106

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            OZ Management, L.L.C.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Delaware
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    2,456,413
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,456,413
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,456,413
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.7%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
            IA
--------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 3 of 10

CUSIP No. 69373H106

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            Daniel S. Och
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 United States
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    2,456,413
SHARES
               -----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY       -----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,456,413
REPORTING      -----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0
--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,456,413
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.7%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
            IN
--------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 4 of 10

CUSIP No. 69373H106

--------------------------------------------------------------------------------
     (1)    NAME OF REPORTING PERSON
            S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
            OZ Master Fund, Ltd.
--------------------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a) [ ]
                                                                    (b) [x]
--------------------------------------------------------------------------------
     (3)    SEC USE ONLY

--------------------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION
                 Cayman Islands
--------------------------------------------------------------------------------

NUMBER OF      (5)  SOLE VOTING POWER
                    2,334,500
SHARES
                ----------------------------------------------------------------

BENEFICIALLY   (6)  SHARED VOTING POWER
                    0
OWNED BY
                ----------------------------------------------------------------

EACH           (7)  SOLE DISPOSITIVE POWER
                    2,334,500
REPORTING
                ----------------------------------------------------------------

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    0

--------------------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            2,334,500
--------------------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
--------------------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            6.3%
--------------------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON
            CO
--------------------------------------------------------------------------------

Schedule 13G                                                      PAGE 5 of 10

CUSIP No. 69373H106


ITEM 1(a).     NAME OF ISSUER:
               Pacer International, Inc.

ITEM 1(b).     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
               2300 Clayton Road, Suite 1200, Concord, CA 94520

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

            (i) OZ Management, L.L.C. ("OZ"), a Delaware limited liability company, with respect to the Shares reported in this Schedule 13G held by certain investment funds and discretionary accounts managed by OZ (the "Accounts").

            (ii) Daniel S. Och, who is the Senior Managing Member of OZ, with respect to the Shares reported in this Schedule 13G held by the Accounts.

            (iii) OZ Master Fund, Ltd. ("OZMD"), a Cayman Islands company, with respect to shares owned by it.

            The citizenship of OZ and OZMD is set forth above. Daniel S. Och is a United States citizen.

            The address of the principal business office of each of the Reporting Persons except OZMD is 9 West 57th Street, 39th Floor, New York, NY 10019. The address of the principal business office of OZMD is c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896, G.T. Harbour Centre, Second Floor, North Church Street, George Town, Grand Cayman, Cayman Islands.

Schedule 13G                                                      PAGE 6 of 10

CUSIP No. 69373H106


ITEM 2(d). TITLE OF CLASS OF SECURITIES: Common Stock, $.01 par value per share.

ITEM 2(e).     CUSIP NUMBER:      69373H106

ITEM 3.        IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR
(c), CHECK WHETHER THE PERSON FILING IS A:

          (a)  [ ]   Broker or dealer registered under Section 15 of the Act;

          (b)  [ ]   Bank as defined in Section 3(a)(6) of the Act;

          (c)  [ ]   Insurance Company as defined in Section 3(a)(19) of the
                     Act;

          (d)  [ ]   Investment Company registered under Section 8 of the
                     Investment Company Act of 1940;

          (e)  [ ]   Investment Adviser registered under Section 203 of the
                     Investment Advisers Act of 1940: see
                     Rule 13d-1(b)(1)(ii)(E);

          (f)  [ ]   Employee Benefit Plan, Pension Fund which is subject to
                     the provisions of the Employee Retirement Income Security
                     Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F);

          (g)  [ ]   Parent Holding Company, in accordance with
                     Rule 13d-1(b)(ii)(G);

          (h)  [ ]   Savings Associations as defined in Section 3(b) of the
                     Federal Deposit Insurance Act;

          (i)  [ ]   Church Plan that is excluded from the definition of an
                     investment company under Section 3(c)(14) of the Investment
                     Company Act of 1940;

          (j)  [ ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

      IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS BOX. [x]

Schedule 13G                                                      PAGE 7 of 10

CUSIP No. 69373H106


ITEM 4.     OWNERSHIP.

            OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G, including such an account for OZMD. Mr. Daniel S. Och is the Senior Managing Member of OZ. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

            Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

      A.    OZ
            (a)   Amount beneficially owned: 2,456,413
            (b)   Percent of class: 6.7%
                  (All percentages herein are based on 36,830,776 shares of Common Stock reported to be outstanding as of May 2, 2007 as reflected in the Form 10-Q filed by the Company on May 4,
                  2007).
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        2,456,413
                 (ii)   shared power to vote or to direct the vote
                        0
                (iii) sole power to dispose or to direct the disposition of 2,456,413
                 (iv) shared power to dispose or to direct the disposition of 0

      B.    Daniel S. Och
            (a)   Amount beneficially owned: 2,456,413
            (b)   Percent of class: 6.7%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        2,456,413
                 (ii)   shared power to vote or to direct the vote
                        0
                (iii)   sole power to dispose or to direct the disposition
                        2,456,413
                 (iv) shared power to dispose or to direct the disposition of 0

      C.    OZMD
            (a)   Amount beneficially owned: 2,334,500
            (b)   Percent of class: 6.3%
            (c)   Number of shares as to which such person has:
                  (i)   sole power to vote or to direct the vote
                        2,334,500
                 (ii)   shared power to vote or to direct the vote
                        0
                (iii) sole power to dispose or to direct the disposition of 2,334,500
                 (iv) shared power to dispose or to direct the disposition of 0

Schedule 13G                                                      PAGE 8 of 10

CUSIP No. 69373H106


ITEM 5.     OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
            Not applicable.

ITEM 8.     IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
            See Item 4.

ITEM 9.     NOTICE OF DISSOLUTION OF GROUP.
            Not applicable.

ITEM 10.    CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

            Each of the Reporting Persons hereby make the following certification:

            By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G                                                      PAGE 9 of 10

CUSIP No. 69373H106


                                   SIGNATURES

      After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  May 17, 2007                /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MANAGEMENT, L.L.C.
                                    By Daniel S. Och
                                    Senior Managing Member

                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    Daniel S. Och

                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MASTER FUND, LTD.
                                    By Daniel S. Och
                                    Director

Schedule 13G                                                      PAGE 10 of 10

CUSIP No. 69373H106


                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


            The undersigned acknowledge and agree that the foregoing statement on Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:   May 17, 2007               /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MANAGEMENT, L.L.C.
                                    By Daniel S. Och
                                    Senior Managing Member

                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    Daniel S. Och

                                    /s/ Daniel S. Och
                                    -----------------------------------
                                    OZ MASTER FUND, LTD.
                                    By Daniel S. Och
                                    Director